Exhibit 99.1



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For Immediate Release:


            Time Warner Inc. Distributes Time Warner Cable Shares to
    Its Stockholders of Record and Effects One-for-Three Reverse Stock Split


NEW YORK, March 27, 2009 - Time Warner Inc. (NYSE:TWX) today announced that, in connection to the legal and structural separation of Time Warner Cable Inc. (NYSE:TWC) from Time Warner through a tax-free spin-off that became effective on March 12, 2009, it has begun to distribute Time Warner Cable shares to Time Warner stockholders. The company also announced that it implemented a one-for-three reverse stock split of the Time Warner common stock at 7 p.m. today. Time Warner common stock will begin to trade, reflecting the reverse split and the distribution of the Time Warner Cable shares, on Monday, March 30, 2009.

Time Warner Chairman and Chief Executive Officer Jeff Bewkes said: "We're excited about Time Warner's future as one of the leading pure content companies in the world. We remain focused on using our industry-leading scale and brands to create, package and distribute high-quality content on multiple platforms globally. The current economic environment is challenging, but we're going to continue to run our businesses as efficiently as possible, while investing even more in the top-notch content that defines our brands. I'm confident that we'll emerge from this downturn in an even stronger position to generate consistent, attractive financial results and improve returns to our shareholders."

Spin-Off Dividend of Time Warner Cable Shares to Time Warner Stockholders Beginning today, 0.083670 share of Time Warner Cable common stock is being distributed for each share of Time Warner common stock held at the record date of 8 p.m. on March 12, 2009.

No action is required by Time Warner stockholders to receive the shares of Time Warner Cable common stock. Stockholders who held Time Warner common stock at the record date will receive a book-entry account statement reflecting their ownership of Time Warner Cable common stock or their brokerage account will be credited with the Time Warner Cable shares.

Fractional shares of Time Warner Cable common stock will not be distributed to Time Warner stockholders. Instead, the fractional shares of Time Warner Cable common stock will be aggregated and sold in the open market, with the net proceeds to be distributed pro rata in the form of cash payments to Time Warner stockholders who would otherwise hold Time Warner Cable fractional shares.

Time Warner has received a private letter ruling from the U.S. Internal Revenue Service and an opinion of counsel that the distribution of Time Warner Cable common stock to Time Warner stockholders should qualify as a tax-free distribution for U.S. federal income tax purposes, except with respect to cash received in lieu of fractional shares. Non-U.S. stockholders may be subject to tax on the distribution in jurisdictions other than the U.S. Time Warner stockholders are urged to consult their tax advisors regarding the particular consequences of the distribution in their situation, including the applicability and effect of any U.S. federal, state, local and foreign tax laws.



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One-for-Three Reverse Stock Split
At 7 p.m. today, the effective time of the reverse stock split, each three shares of Time Warner common stock outstanding automatically converted into one share of Time Warner common stock. Time Warner's stockholders authorized the Board to implement the reverse stock split at a Special Meeting of Stockholders held on January 16, 2009.

No fractional shares were issued in connection with the Time Warner reverse stock split. Instead, any Time Warner stockholder who would otherwise hold a fractional share of Time Warner common stock as a result of the reverse stock split will receive a cash payment in lieu of any such fractional share equal to
(i) the fractional share interest to which the stockholder would otherwise be entitled multiplied by (ii) the volume weighted average price of the Time Warner common stock today as reported on the New York Stock Exchange Composite Tape (on a post-reverse stock split basis, as adjusted).

A letter of transmittal relating to the reverse stock split will be mailed to holders of certificates representing Time Warner common stock. All Time Warner stockholders will ultimately receive their replacement shares of Time Warner common stock in book-entry form along with a cash payment for any fractional share.

As of March 12, 2009, there were 3,589,474,552 shares of Time Warner common stock issued and outstanding. After giving effect to the reverse stock split at a ratio of one-for-three, there are approximately 1.2 billion shares of Time Warner common stock issued and outstanding.

The CUSIP number for the new Time Warner common stock outstanding after the reverse stock split is 887317 303.

Please see http://www.timewarner.com/investors for additional information, including Frequently Asked Questions, regarding the spin-off of Time Warner Cable and the reverse stock split of Time Warner common stock described in this release.

About Time Warner Inc.
Time Warner Inc., a global leader in media and entertainment with businesses in filmed entertainment, television networks, publishing and interactive services, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide through multiple distribution platforms. For more information about Time Warner Inc., please visit www.timewarner.com.

Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements about the plans, objectives, expectations and intentions of Time Warner, including the benefits of the separation of Time Warner Cable from Time Warner, and other statements that are not historical facts. These statements are based on the current expectations and beliefs of Time Warner's management and are subject to uncertainty and changes in circumstances. Time Warner cautions readers that any forward-looking information is not a guarantee of future performance and that actual results may vary materially from those expressed or implied by the statements herein, due to changes in economic, business, competitive, technological, strategic or other regulatory factors, as well as factors affecting the operation of the businesses of Time Warner. More detailed information about certain of these and other factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K in the sections entitled "Caution Concerning Forward-Looking Statements" and "Risk Factors." Various factors could cause actual results to differ from those set forth in the forward-looking statements including, without limitation, the risk that the anticipated benefits from the transactions described above may not be fully realized or may take longer to realize than expected. Time Warner is under no obligation to, and expressly disclaims any obligation to, update or alter the forward-looking statements contained in this document, whether as a result of new information, future events or otherwise.

Contacts:
Corporate Communications                       Investor Relations
------------------------                       ----------------------
Edward Adler (212) 484-6630                    Doug Shapiro (212) 484-8926
Keith Cocozza (212) 484-7482                   Michael Kopelman (212) 484-8920

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